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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in Amendment No. 2 to the Registration Statement No. 333-45504 on Form S-1 of our reports dated October 23, 2000, except for the second paragraph of Note 15 and the fifth paragraph of Note 10 as to which the date is January 8, 2001, and except for the fourth paragraph of Note 9, as to which date is February 5, 2001, relating to the financial statements and financial statement schedule of Simplex Solutions, Inc. and its subsidiaries, and our report dated October 23, 2000 relating to the financial statements of Altius Solutions, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP


San Jose, California
February 6, 2001